Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (as may be amended from time to time in accordance with its terms, this “Agreement”), is entered into as of November 4, 2024 between The Eastern Company (the “Company”) and Ryan Schroeder (the “Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ the Executive, and the Executive has agreed to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Employment. The Company hereby agrees to employ the Executive to serve in the capacities described in this Agreement, and the Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein, effective as of November 6, 2024 (the “Effective Date”).

2.       Term. The Company shall employ the Executive for a term commencing on the Effective Date and continuing until terminated in accordance with Section 7 below (the “Term”). The Executive acknowledges and agrees that no agreement or arrangement between the Executive and the Company Group (as defined below) (including the execution and delivery of this Agreement) shall entitle the Executive to remain in the employment of the Company Group or affect the right of the Company Group to terminate the Executive’s employment at any time and for any reason.

3.       Duties and Responsibilities.

(a) Title and Reporting. During the Term, the Executive shall serve as the Chief Executive Officer of the Company and shall have such authority, duties and responsibilities as is consistent with such position and as otherwise determined by the board of directors of the Company (the “Board”), including, without limitation, serving as a director, manager and/or officer of the Company and any direct or indirect subsidiary thereof (collectively, the “Company Group”). The Executive shall report to and take direction from the Board. The Executive’s principal work location will be at the Company’s offices in Shelton, Connecticut, or any such other location as the Company and the Executive may agree in writing.

(b) Standard of Care. The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability and shall observe and comply in all material respects with all of the policies and procedures established by the members of the Company Group and the Board from time to time (including any employee handbook of a member of the Company Group) that are applicable to the Company’s senior executives, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities.

(c) Devotion of Time. The Executive will exercise his best efforts in furtherance of, and devote all of his business time to, the operation of the business and affairs of the members of the Company Group.

4.       Compensation.

(a) Base Salary. During the Term, as compensation for his services hereunder and in consideration of the covenants set forth in this Agreement, the Company shall pay to the Executive an annual base salary equal to four hundred seventy-five thousand dollars ($475,000) per annum, subject to applicable taxes and withholdings (as may be adjusted from time to time, the “Base Salary”). The Base Salary may be increased, but not decreased, from time to time in the Board’s (or the compensation committee of the Board (the “Compensation Committee”)) discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices and procedures and shall be prorated for any partial period during the Term.

(b) Short Term Incentive Plan. Commencing in fiscal year 2025, in addition to the Executive’s Base Salary, the Executive shall be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) with a target equal to 75% of Base Salary. The STIP shall be payable based on the individual performance of the Executive and the performance of the Company Group, as determined by the Compensation Committee, and in accordance with the Company’s STIP for senior executives of the Company in place at the time, which may be amended by the Compensation Committee from time to time. The STIP is payable in the fiscal year following the fiscal year to which such STIP payment relates. The Executive must be continuously employed by the Company from the Effective Date through the payment date to be eligible to receive a STIP payment.

(c) Long Term Incentive Plan. During Executive’s employment with the Company, the Executive will be eligible to receive a grant of long-term incentive compensation under the Company’s Long Term Incentive Plan (“LTIP”) with a target equal to 75% of Base Salary. The LTIP shall be payable based on the individual performance of the Executive and the performance of the performance of the Company Group, as determined by the Compensation Committee, and in accordance with the Company’s LTIP for senior executives of the Company in place at the time, which may be amended by the Compensation Committee from time to time. Vesting of these grants are addressed in the LTIP and/or the grant agreement

5.       Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, group health plans and programs) that are established and made generally available by the Company from time to time to its senior executives, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to contribution requirements, position, tenure, location, salary, age and health), but excluding any such plan or program providing for severance payments or benefits upon termination of employment. The Company reserves the right to amend, modify or terminate such plans and programs from time to time in its sole discretion.

6.       Vacation. During the Term, the Executive shall be entitled to four (4) weeks of vacation per year in accordance with the Company’s policies for employees of the Company, including but not limited to notice requirements, as modified from time to time; provided, however, that such vacation shall not adversely interfere with the Executive’s operation of the business and affairs of the Company.

7.       Termination and Termination Benefits. Subject to the other obligations of this Agreement, the Executive’s employment hereunder shall terminate under the following circumstances:

(a)       Termination by the Company for Cause. The Executive’s employment hereunder may be terminated by the Company for Cause, effective immediately, upon written notice to the Executive. Any of the following shall constitute “Cause” for such termination, as determined in good faith by the Board in its sole discretion:

(i)       commission by the Executive of any acts involving moral turpitude, deceit, dishonesty or fraud, or the Executive being arrested, charged or indicted for any criminal conduct (excluding a misdemeanor charge which is unrelated to his work for the Company and which will not reasonably be expected to negatively impact the business reputation of the Executive or of the Company);

(ii)      commission by the Executive of a material breach of this Agreement, any other organizational document of any member of the Company Group or any other agreement or contract with any member of the Company Group or any affiliate thereof to which he is a party, including the Company’s STIP, LTIP and any award agreements thereunder (it being understood that any breach or violation of a restrictive covenant set forth under any such agreement or contract shall be considered material);

(iii)     gross negligence, recklessness or willful misconduct of the Executive in the performance of his duties or otherwise with respect to the Company Group;

(iv)     non-performance or substandard performance of the Executive’s duties with respect to the Company Group as determined by the Board, which, if curable, is not cured within ten (10) days after written or electronic notice to the Executive thereof;

(v)      failure to comply with any reasonable lawful directives of the Board, which if curable is not cured within ten (10) days after written or electronic notice to the Executive thereof;

(vi)     chronic and unexcused absenteeism unrelated to a disability which continues for more than five (5) days after the Company provides written notice to the Executive of such absenteeism;

(vii)    perpetration by the Executive of a fraud, theft, or embezzlement, or misappropriation of funds against or affecting any member of the Company Group or any affiliate, customer, client, agent, creditor, equity holder or employee of any member of the Company Group;

(viii)   any material violation by the Executive of any laws or regulations to which the Company and/or the Executive are subject;

(ix)     engagement by the Executive in any activity that is harmful, in a material respect, to any member of the Company Group monetarily or otherwise, as reasonably determined by the Board;

(x)      any willful act or omission by the Executive that is reasonably likely to injure the reputation or business of any member of the Company Group or a business relationship of any member of the Company Group; or

(xi)     material violation by the Executive of any written policy of the Company Group (including, without limitation, policies relating to harassment, discrimination and/or retaliation).

If the Executive’s employment hereunder is terminated for Cause pursuant to this Section 7(a), the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination (the “Termination Date”), except for payments of Base Salary through the Termination Date.

(b)       Death. This Agreement and the Executive’s employment hereunder shall automatically terminate without notice to either party hereto in the event of the Executive’s death.

(c)       Disability. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder due to disability (“Disability”) if the Executive is determined by the Board to be unable, due to a mental or physical injury, illness or disorder, to perform the essential functions, duties and/or responsibilities of his position hereunder, after reasonable accommodation has been made for him (if required under the Americans with Disabilities Act and/or state law) on a full-time basis for a period of more than ninety (90) days during any consecutive three hundred and sixty-five (365) day period.

(d)       Mutual Agreement. The parties hereto may terminate this Agreement and the Executive’s employment hereunder upon their mutual written consent.

(e)       Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause, in the sole discretion of the Board, by providing the Executive with not less than thirty (30) days written notice of such termination (the “Notice Period”). During the Notice Period, the Executive shall continue to have an obligation to perform his job duties in a professional and competent manner. The Company shall have the sole discretion to direct the Executive to provide reduced or no services during the Notice Period and/or to not report to any Company offices or facilities during the Notice Period; provided, however, that the Company shall continue to pay the Executive’s Base Salary for the entirety of the Notice Period.

(f)       Resignation by the Executive for Good Reason.

(i)       The Executive may resign his employment for Good Reason if he provides the Company with written notice of such Good Reason and the Company fails to cure it within thirty (30) days after receiving such written notice. For purposes of this Agreement “Good Reason” shall be defined as any of the following without the Executive’s written consent: (x) a material reduction in the Executive’s Base Salary other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions; (y) a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or (z) the Company’s material breach of this Agreement or any other material contract between the Executive and the Company.

(ii)       Notwithstanding anything to the contrary contained in this Agreement, in order for the Executive to terminate his employment hereunder for Good Reason, the Executive must provide written notice to the Company within thirty (30) days after the date upon which the Executive first became aware of the condition or conditions that are alleged to constitute such Good Reason, such condition or conditions must not have been cured within thirty (30) days following receipt of such notice by the Company demanding that such matters be cured, and the Executive must terminate his employment at the end of such thirty (30) day cure period.

(g)       Without Good Reason. The Executive shall have the right to terminate this Agreement and the Executive’s employment hereunder at any time without Good Reason on sixty (60) days’ prior written notice to the Company (which sixty (60) days’ notice may be waived or reduced in the Board’s discretion).

(h)       Effect of Termination. Effective as of any date of termination of the Executive’s employment with the Company, without any further action required by any party, the Executive shall be removed from, and shall no longer hold, all positions then held by him with any member of the Company Group, including, but not limited to any position as an officer, Board member, director or fiduciary of any Company Group-related entity or any Company Group employee benefit plan. The Executive agrees that he shall execute any documentation, resignations or similar documents reasonably necessary to give effect to the provisions of this Section 7(h).

(i)       Cessation of Professional Activity. Upon delivery of a written notice of termination by either party hereto, or anytime thereafter, the Company may relieve the Executive of his duties and responsibilities and require the Executive to immediately cease all professional activity on behalf of any member of the Company Group. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Board to terminate the Executive’s employment for Cause, the Board may relieve the Executive of his duties and responsibilities during the pendency of such investigation; provided, however, that, during such period, the Company shall remain bound by the terms of this Agreement, including, without limitation, the payment to the Executive of his Base Salary and benefits earned pursuant to the terms hereof.

8.       Payments Upon Termination.

(a)      Payments Upon Termination (other than By the Executive with Good Reason or By the Company Without Cause). If the Executive’s employment with the Company shall be terminated during the Term, in each case, as a result of any of the events set forth in Sections 7(a), (b), (c), or (d), or as a result of the Executive having terminated his employment with the Company other than for Good Reason in Sections 7(g), then the Company shall:

(i) pay to the Executive his Base Salary at the time of termination earned through the date of termination;

(ii) pay to the Executive his accrued but unused vacation in accordance with Company policy; and

(iii) reimburse the Executive for any expenses incurred through the date of termination for which the Executive is entitled to reimbursement under Section 27 (collectively, (i) through (iii), the “Accrued Benefits”);

Upon the satisfaction of the obligations in this Section 8(a), the members of the Company Group shall have no further obligation to the Executive under this Agreement.

(b)       Payments Upon Termination By the Company Without Cause or By the Executive With Good Reason. If this Agreement and the Executive’s employment with the Company shall be terminated during the Term by the Company without Cause pursuant to Section 7(e) (for a reason other than those covered by Sections 7(a), (b), (c), (d), or (g)) or by the Executive for Good Reason pursuant to Section 7(f), the Company shall subject to Sections 8(c) and Section 26, shall pay the Executive an amount equal to the Base Salary at the time of termination (the “Severance”), which will be payable to the Executive in substantially equal installments over twelve (12) months following the Executive’s termination of employment and in accordance with the Company’s customary payroll practices and procedures, beginning with the next payroll date immediately following the expiration of the sixtieth (60th) day following the date of termination (which first payment shall include any payments of Base Salary that should have been made during such sixty (60)-day period but for the sixty (60)-day release consideration period); provided, however, that, upon the satisfaction of its obligations in this Section 8(b), the members of the Company Group shall have no further obligation to the Executive under this Agreement.

(c)       Release. The Executive agrees, as a condition to receipt of the Severance provided for in Section 8(b), that the Executive will execute a separation agreement and general release, in a form to be provided by the Company, at such time, which is satisfactory to the Company in form and substance (the “Release”), releasing any and all claims the Executive may have (other than enforcement of this Section 8), against the Company Group, its affiliates, and their respective associated persons and entities, but which shall not include a release of any of the Executive’s rights to indemnification as an officer of any member of the Company Group, and such Release must be delivered and no longer subject to revocation prior to the sixtieth (60th) day following the Executive’s date of termination. The Executive shall not be entitled to receive any Severance unless the Release has become fully enforceable and non-revocable prior to the sixtieth (60th) day after the date of termination.

9.      Non-Disparagement. The Executive agrees that the Executive will not, during the Executive’s employment with the Company or at any time thereafter, make any statements that are disparaging about or adverse to the business interests of the Company Group (including its officers, directors, executives and employees) or which are intended to harm the reputation of the Company including, but not limited to, any statements that disparage any product, service, capability or any other aspect of the business of the Company. For purposes of this Agreement, “disparage” shall mean any statements, actions or insinuations, made either directly or through a third party, that would tend to lessen the standing or stature of an institution or individual in the eyes of an ordinary citizen. Notwithstanding the foregoing, nothing herein shall prevent or prohibit the Executive from testifying truthfully in any legal proceeding or as otherwise may be required by law.

10.    Confidential Information.

(a) The Executive agrees to, at all times during the Term and thereafter, except as otherwise permitted under Sections 10(c) and (d), the Executive shall not use, publish, divulge, communicate, share, provide access to or otherwise disclose any Confidential Information.

(b) The Executive understands that “Confidential Information” means any Company Group proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to: research, product plans and developments, prototypes, products, services, customer lists and customers, prospective customers and contacts, proposals, customer purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with customers, customer research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, finances, personnel information including, information regarding compensation, skills, training, promotions, and duties, as well as reports and other business information that the Executive learns of, obtains, or that is disclosed to the Executive relating to the Company Group at any time prior to or during the course of the Executive’s service to the Company Group, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which have been made generally available to the public and become publicly known through no wrongful act of the Executive’s or any other person owing a duty of confidentiality to the Company Group. The Executive further agrees that all memoranda, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, that come into his possession, shall be and shall remain the exclusive property of the Company to be used by the Executive only in the performance of his obligations hereunder. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”.

(c) Notwithstanding any other provision of this Agreement, the Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive is further notified that if the Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, the Executive may disclose the trade secrets of any such member of the Company Group to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(d) Nothing in this Agreement or in any policy of any member of the Company Group prohibits the Executive from reporting possible violations of U.S. federal, state or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including, without limitation, by initiating communications directly with, responding to any inquiry from, or providing testimony before any U.S. federal, state or local regulatory authority or agency or self-regulatory organization, including, without limitation, the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any U.S. federal, state, or local law or regulation.

(e) If the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, he will provide the Company with prompt written notice thereof, unless otherwise prohibited by applicable law, so that the Company may seek a protective order or other appropriate remedy and the Executive will, at the Company’s expense, cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section 10 to permit a particular disclosure, the Executive shall furnish only that portion of the Confidential Information which he is advised by counsel in writing is legally required to be disclosed and shall exercise his reasonable efforts to obtain reliable assurances that confidential treatment will be afforded such Confidential Information. Notwithstanding the foregoing, the provisions of this Section 10(e) shall not apply to any communication permitted under Section 10(c) or (d).

11.     Return of Confidential Information and Property. Upon termination of the Executive’s employment with the Company (for any reason) or at any other time upon the written request of the Board, the Executive (or his heirs and/or personal representatives): (a) shall return to the Company all of the Company’s Confidential Information, including any written or printed material, files, papers, designs, records, manuals, schematics, customer lists, notebooks, summaries, reports or analyses involving the Confidential Information; and (b) return any other property that belongs to the members of the Company Group, including, without limitation, access cards, passwords, computers and cellular phones or other devices in the Executive’s possession and control. The Executive further agrees that he shall not retain any copies of any Confidential Information, whether in electronic form or otherwise. In the event that the Executive has sent or stored any Confidential Information on any of his personal computers or other electronic devices, he agrees to provide the Company with access to all such devices so that it can ensure the permanent deletion of all such Confidential Information.

12.     Non-Competition, Non-Solicitation and Non-Interference.

(a)       The Executive agrees and acknowledges that, in connection with his employment with the Company, he will be provided with access to confidential and proprietary information and trade secrets belonging to the Company, including the Confidential Information. The Executive also acknowledges and agrees that, given the nature of the Confidential Information, it must be maintained as confidential and the Company would suffer irreparable harm if such Confidential Information was disclosed to the general public or to a competitor of the Company. The Executive further acknowledges that the Company has provided him with information about and access to its clients for the purpose of developing the Company’s goodwill and ongoing relationship with such clients.

(b)       Accordingly, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive agrees that, during the “Restricted Period,” defined as the twelve (12) month period following the Executive’s separation of employment from the Company, regardless of the cause or reason for such separation, the Executive shall not, either on the Executive’s own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

(i)       own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, employee, officer, director, principal, agent, representative, joint venture, investor, lender, consultant or otherwise with, or use or permit his name to be used in connection with, any company, entity or enterprise engaged in any lines of business in which the Company is actively engaged or actively planning to engage as of the date of the Executive’s separation of employment from the Company, including but not limited to the design, manufacture and sale of security products, metal products and industrial software, and related products and services (referred to hereinafter as a “Competing Business”); or

(ii)       (x) solicit or accept business from any customer or client who engaged in business with the Company or was engaged in active business negotiations with the Company at any time during the last twelve months of the Executive’s employment with the Company (a “Company Client”); (y) solicit, entice, request or suggest that any Company Client cease to do business, or reduce the amount of business which such Company Client has customarily done with the Company, and/or otherwise interfere with the business relationship between the Company and any Company Client; and/or (z) engage in any activity described in the foregoing clauses (x)-(z) with respect to any potential Company Client made known to the Executive during the Term or otherwise in connection with the Executive’s employment with the Company.

The foregoing restrictions shall not be construed to prohibit the ownership by the Executive as a passive investment of not more than 2% percent of any class of securities of any corporation which is engaged in any Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(c)       The Executive further agrees that, during the Restricted Period, he the Executive shall not, without prior written approval by the Chairman of the Board, either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

(i)       hire, solicit, engage or contract for any purpose related to a Competing Business with any employee or consultant known by the Executive to have worked for or with the Company at any time during the last twelve months of the Executive’s employment with the Company; or

(ii)       recruit, solicit, or induce, or attempt to induce, any known employee or consultant of the Company to terminate employment or otherwise cease their relationship with the Company.

(d)       The Executive agrees that the post-employment restrictive covenants set forth herein are reasonable and necessary to protect the Company’s legitimate interests. The Executive acknowledges that, based upon the Executive’s education, experience, and training, these post-employment restrictive covenants will not prevent him from earning a livelihood and supporting the Executive and the Executive’s family during the Restricted Period. If any restriction set forth in this Section 12 is found by any court of competent jurisdiction to be unenforceable for any reason, including any determination that its scope extends for too long a period of time or over too great a range of activities or geographic area, the parties jointly agree that it shall be modified and interpreted to give effect to such restriction to the maximum degree, and to extend to the maximum period of time, range of activities and geographic area, as to which it may be enforceable. The Company represents that the restrictions contained in this Section 12 are necessary for the protection of the Confidential Information (as defined above) and goodwill of the Company and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any breach or threatened breach of this Section 12 could cause the Company immediate and irreparable damage and therefore, in the event of any such breach or threatened breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The existence of a claim, charge, or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.

(e)       Except to the extent required for compliance with the provisions of this Section 12, nothing contained in this Agreement shall be construed so as to prevent the Executive from using, in connection with the Executive’s employment for himself or for an employer other than the Company (i) knowledge which is or has become generally known (without any disclosure by the Executive) to persons of his experience in the same industry as the Company, or (ii) information that is or has become available from a third party source where such source is not bound by a confidentiality agreement and did not receive the information directly or indirectly from the Executive.

13.     Ownership of Intellectual Property. The Executive hereby agrees that all intellectual property, schematics, software, information, ideas, concepts, reports, studies, charts, plans, diagrams, designs, formulas, algorithms, methods, products, systems and technologies, presentations and any other tangible or intangible information, work product, deliverables and all intellectual property, inventions, discoveries, improvements, specifications, devices, writings, compilations of information, works of authorship and/or materials, or portions thereof, developed, produced, conceived, created or reduced to practice by the Executive in performance of the Executive’s job during his employment with the Company, both prior to and after the Effective Date of this Agreement (collectively the “Intellectual Property”), shall be the sole and exclusive property of the Company and shall be deemed “works made for hire”, of which the Company (or its designee) shall be deemed the author and shall be the exclusive owner. To the extent that any of the foregoing do not constitute works made for hire under applicable law, the Executive hereby assigns all of his rights, title and interest in and to the foregoing, including all patent, copyright or other Intellectual Property rights of whatever kind, to the Company. The Executive agrees to take such further actions or execute such further documents as the Company may reasonably request to confirm the foregoing assignment and to obtain patent and copyright protection in the name of the Company, or its designee, without further compensation, but at the Company’s expense. The Executive shall not have any rights to use, disclose or duplicate the Intellectual Property unless expressly authorized in writing by an authorized agent of the Company.

14.     Assignment; Successors and Assigns. The Executive may not make any assignment of this Agreement or his obligations herein, by operation of law or otherwise, without the prior written consent of the Company. The Company may assign its rights under this Agreement to any successors in interest of the Company. This Agreement shall be binding on the Executive, the Company and any successors in interest of the Company.

15.     Enforceability of Restrictive Covenants.

(a)       The provisions of Sections 9, 10, 11, 12, and 13 shall apply regardless of the reason for the termination of the Executive’s employment with the Company. The Executive further understands and agrees that his obligations under this Section 12 shall continue in full force and effect in the event of any subsequent changes to the Executive’s employment with the Company, including but not limited to, changes in job title, responsibilities, compensation, benefits and reporting structure, without the need to execute a new agreement.

(b)       In the event that the Executive is in breach of any of his post-employment restrictive covenants set forth in this Sections 9, 10, 11, 12, and 13: (i) the Executive shall be liable for any attorneys’ fees incurred by the Company in enforcing this Agreement; and (ii) the Restricted Period shall be tolled such that the Executive must be in full compliance with all of his post-employment restrictive covenants for a period of twelve (12) consecutive months before the Restricted Period shall be deemed to expire.

(c)       The Executive hereby acknowledges and agrees that (i) the restrictions on his activities contained in Sections 9, 10, 11, 12, and 13 are necessary for the reasonable protection of the members of the Company Group and their goodwill and are a material inducement to the Company entering into this Agreement and (ii) a breach or threatened breach of any such provisions will cause irreparable harm to the members of the Company Group for which there is no adequate remedy at law.

(d)       The Executive agrees that in the event of any breach or threatened breach of any provision contained in Sections 9, 10, 11, 12, and 13, the members of the Company Group shall be entitled, in addition to any other rights or remedies available to the members of the Company Group at law, in equity or otherwise, to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to prove special damages or the inadequacy of the available remedies at law, in equity or otherwise and without the requirement of posting of a bond.

(e)       The parties hereto acknowledge that the time, scope and other provisions contained in Sections 9, 10, 11, 12, and 13 are reasonable and necessary to protect the goodwill and business of the members of the Company Group.

(f)        If any covenant contained in Sections 9, 10, 11, 12, and 13 is held to be unenforceable by reason of the time or scope, such covenant shall be interpreted to extend to the maximum time or scope for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(g)       The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the members of the Company Group of any provision of Sections 9, 10, 11, 12, and 13.

(h)       The provisions of Sections 9, 10, 11, 12, and 13 are in addition to and supplement any other agreements, covenants or obligations to which the Executive is or may be bound from time to time. To the extent a covenant set forth in Sections 9, 10, 11, 12, and 13 conflicts with a covenant or obligation set forth in any other such agreement, the provision that is more favorable to the members of the Company Group will control.

16.     Representations and Warranties; Indemnity. The Executive represents and warrants to the Company that the execution and delivery of this Agreement by him, and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a breach or violation of a provision of any understanding, contract or commitment, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer, in each case, that imposes restrictions that would, or would reasonably be expected to, interfere with the Executive’s ability to perform his obligations under this Agreement. The Executive hereby agrees to indemnify and hold the members of the Company Group harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the members of the Company Group in connection with any such breach or violation by the Executive of any such understanding, contract or commitment.

17.   Enforceability, Modification and Severability. The provisions of this Agreement are severable. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the Executive and the Company jointly agree and request that such portion or provision be deemed modified to the least extent necessary to render it valid and enforceable. In the event that such modification is not feasible or is rejected by any court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those as to which it is illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.    Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be construed in accordance with the laws of the State of Connecticut applicable to contracts executed and to be wholly performed within such State. For any claims not subject to mandatory arbitration as set forth in Section 19 below, each party hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Connecticut for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts; provided, however, that nothing in this Agreement shall prevent either party hereto from enforcing a judgment entered into by any such court in any other jurisdiction. Each party hereto further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON STATUTE, CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

19.    Dispute Resolution. The Executive and the Company agree that all disputes arising out of or relating to this Agreement, the parties’ employment relationship, or any termination thereof (“Disputes”) shall be resolved by binding arbitration as the sole and exclusive procedure for the resolution of such Disputes, in the State of Connecticut, to be conducted by JAMS in accordance with its employment dispute resolution rules then in effect. Notwithstanding the foregoing, the parties may seek injunctive or other equitable relief from any court having jurisdiction by way of a temporary restraining order, stay, preliminary injunction, or other provisional remedy to which either party would be entitled in the absence of this arbitration clause. Nothing in this Section is intended to or shall apply in respect of claims the mandatory arbitration of which is expressly barred by law.

20.    Waivers. The failure or delay of either party hereto to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by either party hereto of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by either party hereto in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

21.     Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery if delivered by hand, facsimile or e-mail transmission (unless the sender receives a bounce back or failure to deliver message notification); (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail; or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

(i) If to the Executive, to the Executive’s address on file with the Company.

(ii) If to the Company to:

The Eastern Company

3 Enterprise Drive; Suite 408

Shelton, CT 06484

Attn: Chairman of the Board of Directors

Either party hereto may change the address to which notice shall be sent by giving notice of such change of address to the other party hereto in the manner provided above.

22.     Entire Agreement and Amendment. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to such subject matter. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Chairman of the Board.

23.     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, and the Executive consents to the assignment by the Company of its rights and obligations under this Agreement to an affiliate or a purchaser or assignee of all or substantially all of the assets of the members of the Company Group or their respective businesses. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Board (which consent may be granted or withheld in the Board’s sole discretion).

24.     Forwarding of Agreement. The Executive hereby acknowledges and agrees that the Company may, in order to protect its interests, send a copy of this Agreement to any future employer of the Executive, and that the Executive shall have no claim against the Company in the event it does so.

25.     Advice of Counsel/Construction. The Executive acknowledges that the Executive has been advised by the Company to review the terms of this Agreement with legal counsel of the Executive’s choice (at Executive’s own expense) and that the Executive has been given a reasonable opportunity to seek such legal advice. The Executive also agrees that he has participated in the drafting of this Agreement and that both Parties shall be deemed the drafter of this Agreement for purposes of its construction and interpretation. Therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party hereto shall have the same opportunity to present evidence as to the actual intent of the parties hereto with respect to any such ambiguous language without any inference or presumption being drawn against either party hereto.

26.     Taxes.

(a) Payment of all compensation and benefits to the Executive by the Company shall be subject to all legally required and customary withholdings and deductions.

(b) The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to the Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (collectively, “Section 409A”) and the Executive shall be solely responsible for, and no member of the Company Group, nor any of their affiliates, owners or investors shall be liable for, any additional tax, interest or penalty that may be imposed on the Executive under Section 409A. It is intended that this Agreement shall either comply with, or be exempt from, Section 409A and this Agreement shall be interpreted on a basis consistent with such intent, although no warranty as to compliance or exemption is given here. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall, to the extent required to avoid additional taxes under Section 409A, be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that Executive would receive under this Agreement, when combined with any other payment or benefit he receives that is contingent upon a change in control (as determined under Section 280G of the Code) (collectively, the “CIC Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such CIC Payments shall be either: (x) the full amount of such CIC Payments; or (y) such lesser amount (with CIC Payments being reduced in the order and priority established by the Compensation Committee) as would result in no portion of the CIC Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in the Executive’s receipt, on an after-tax basis, of the greater amount of the CIC Payments notwithstanding that all or some portion of the CIC Payments may be subject to the Excise Tax. Any reduction in the Payments pursuant to the preceding sentence shall be effected first by reducing or eliminating Severance Payments, as applicable, and then by reducing or eliminating any equity vesting or acceleration of payment, and then by reducing other compensation and benefits, in a manner intended to avoid a violation of Section 409A of the Code. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed by the Company Group for any such payments. The Company shall attempt to cause its accountants to make all of the determinations required to be made under this Section 26(c), or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. The Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and the Executive. For purposes of making the calculations required by this Section 26(c) the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by this Section 26(c).

27.     Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable and documented business travel, business entertainment, business development, and other out-of-pocket expenses actually incurred by him in furtherance of the performance of his duties during the Term subject to and in accordance with the policies, procedures and limits of the Company as in effect from time to time including, without limitation, the timely submission of reasonable written verification or receipts documenting such expenses.

28.     Survival of Obligations. The provisions of this Agreement shall survive the expiration of this Agreement or the earlier termination of the Executive’s employment to the extent necessary to the intended preservation of each party’s respective rights and obligations.

29.     Captions and Headings. Captions and section headings used herein are for convenience and reference only and are not a part of this Agreement and shall not be used in the construction or interpretation thereof.

30.    Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement, any amendments hereto, to the extent delivered by means of facsimile or electronic mail in “.pdf”, “.tif” or similar format (any such delivery, an “Electronic Delivery”), shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via Electronic Delivery.

31.    Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including, without limitation, Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day which is not Saturday, Sunday or such holiday.

32.    Cooperation with Regard to Litigation. The Executive agrees to cooperate with the members of the Company Group, during the Term and thereafter, by being available to testify on behalf of the members of the Company Group in any action, suit or proceeding, whether civil, criminal, administrative or investigative. In addition, except to the extent that the Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the members of the Company Group, the Executive agrees to cooperate with the members of the Company Group, during the Term and thereafter, to assist the members of the Company Group in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives of or counsel to the members of the Company Group, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable and documented out-of-pocket expenses actually incurred in connection with the Executive’s cooperation and assistance.

33.     Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

34.     Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

35.     Third Party Beneficiaries. Each member of the Company Group is an intended third party beneficiary of this Agreement with the right to enforce the Executive’s obligations hereunder as if a party hereto.

IN WITNESS WHEREOF, this Employment Agreement is entered into as of the Effective Date noted in its first paragraph.

ACCEPTED and AGREED to by:

THE COMPANY:

By: /s/ James Mitarotonda
Name: James Mitarotonda
Title: Chairman of the Board

Date: 11/4/2024

THE EXECUTIVE:

/s/ Ryan Schroeder
Ryan Schroeder

Date: 11/4/2024